Exhibit 10.4.58

Description of Terms of Fiscal 2013 Bonus Plan and Fiscal 2012 Bonus Payouts to Executive Officers

Fiscal 2012 Bonus Payouts

On September 19, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the following fiscal 2012 cash bonuses for the executive officers of Harris Interactive Inc. (the “Company”):

Name	Fiscal 2012 Bonus Payout
Al Angrisani (President and Chief Executive Officer)	$291,667(1)
Eric W. Narowski (Chief Financial Officer, Principal Accounting Officer and Global Controller)	$100,000
Marc H. Levin (Chief Operating Officer, Chief Administrative Officer, General Counsel and Corporate Secretary)	$138,000
Michael de Vere (President and Chief Executive Officer, U.S. Business Groups)	$115,000
Todd Myers (Chief Operating Officer, U.S. Business Groups)	$115,000

(1)	$166,667 of such amount was paid to Mr. Angrisani in March 2012.

Fiscal 2013 Bonus Plan

On September 19, 2012, the Compensation Committee of the Board approved the Company’s fiscal 2013 bonus plan (the “Bonus Plan”). The Bonus Plan has been designed to establish a pool of funds (the “Bonus Pool”) to be available for making bonus payments to the executive officers and certain other employees of the Company. The funding level of the Bonus Pool is based on the Company’s performance relative to budgeted fiscal 2013 adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges), as approved by the Board in connection with establishing the Company’s fiscal 2013 annual budget (the “Financial Target”). Under the Bonus Plan, 100% of the Bonus Pool will be funded if performance is equal to 114% of the Financial Target. No bonus will be payable under the Bonus Plan if performance is less than 83% of the Financial Target. Between 83% and 128% performance, a sliding scale applies. The Board, in its discretion, has the option of increasing the size of the Bonus Pool if the Company achieves greater than 128% of the Financial Target.

In accordance with their employment agreements, Messrs. Narowski, Levin, de Vere and Myers have target bonuses of 50%, 60%, 60% and 60% of their annual base salaries, respectively, under the Bonus Plan. Bonus payouts under the Bonus Plan for Messrs. Narowski, Levin, de Vere and Myers will be determined in the discretion of the Compensation Committee in consultation with the President and Chief Executive based on the Company’s performance relative to the Financial Target and/or other financial metrics related to each executive officer’s area of responsibility, as well as each executive officer’s individual performance.

As disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2012, Mr. Angrisani is eligible for an annual performance bonus for fiscal 2013 of up to $600,000, to be earned and payable as follows: (i) $100,000 each quarter, beginning with the quarter ending September 30, 2012, upon the Company’s payment of its scheduled quarterly principal and interest bank payment, using internally generated cash and without accessing the Company’s revolving line of credit, and (ii) $200,000 upon achievement of the Financial Target (subject to a cutback for attainment above an agreed upon threshold).